Exhibit 99.1

FOR IMMEDIATE RELEASE

Legend Media, Inc. Appoints Andre Nair to Board of Directors

Beijing, China -- Legend Media, Inc. (OTCBB: LEGE.OB - News), a rapidly growing advertising business focused on the Chinese radio market, today announced the appointment of Andre Nair to its Board of Directors. Nair’s insight gained from 27 years of senior management experience in Asia’s media industry will greatly benefit the expansion of Legend’s Chinese advertising platform and general operations Nair is currently the Chief Strategy Officer for J Walter Thompson & RMG Connect’s Asia Pacific operations, a position he has held since July 2007.

“We are pleased to have someone of Andre Nair’s caliber join our board. His breadth of experience in the Asian media industry, both strategic and operational, is a great addition to Legend Media and will bolster our board as we work to rapidly expand our offering,” said Jeffrey Dash, CEO of Legend Media.

Nair brings to Legend his expertise in media planning, buying, and research gained through years working with a broad spectrum of media platforms from radio to digital entertainment.

After joining the international advertising, marketing and public relations agency Ogilvy & Mather’s Singapore office as Media Manager, he was promoted to Media Director for the Asia Pacific region in 1993 and to President of the region’s operations in 1996, where he began the agency’s media dependent “the network.”

Nair then went on to launch MindShare Asia Pacific as co-CEO in 1997. Following his promotion to CEO of South Asia’s operations in 2001, he was instrumental in merging the media departments of Ogilvy, JWT & Contract to launch GroupM in India, Sri Lanka, Bangladesh & Pakistan. The new company’s success led to Nair’s selection as CEO of the Southeast Asia and South Asia regions for GroupM Asia Pacific in 2006.

“I am excited to be part of an innovative company like Legend Media. After 27 years in Asia it is refreshing to work with a team that has a truly unique view and who are dedicated to building a world class organization.” said Mr. Nair, “I look forward to working with the Legend Media’s management team to help ensure the company’s success by advising on the next phases in its ongoing development and maturation.”